June 5, 2018

Nuveen S&P 500 Dynamic Overwrite Fund

333 West Wacker Drive

Chicago, Illinois 60606

Re:        Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to Nuveen S&P 500 Dynamic Overwrite Fund (the “Fund”), a Massachusetts voluntary association (commonly known as a “business trust”), in connection with the Fund’s Registration Statement on Form N-2 to be filed with the Securities and Exchange Commission (the “Commission”) on or about June 5, 2018 (the “Registration Statement”), with respect to the registration of 1.6 million Common Shares, with a par value of $0.01 per share (collectively, the “Shares”). You have requested that we deliver this opinion to you in connection with the Fund’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)	a certificate of the Secretary of State of the Commonwealth of Massachusetts dated as of a recent date, as to the existence of the Fund;

(b)

a copy of the Fund’s Amended and Restated Declaration of Trust, amended in its entirety effective as of December 22, 2014, and all amendments thereto, on file within the office of the Secretary of State of the Commonwealth of Massachusetts (the “Declaration”), as certified by the Secretary of State of the Commonwealth and by an authorized officer of the Fund;

(c)

Copies of the Fund’s By-Laws, as amended and restated as of November 18, 2009 (the “By-Laws”) and certain resolutions adopted by the Board of Trustees of the Fund authorizing the issuance of the Shares (the “Resolutions”), each certified by an authorized officer of the Fund; and

(d)	a printer’s proof of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the

Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, NW Washington, DC 20004 United States	+1.202.739.3000 +1.202.739.3001

June 5, 2018

Registration Statement as filed with the Commission will be in substantially the form of the printer’s proof referred to in paragraph (d) above. We have also assumed that the Declaration, By-Laws and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the formation or existence of the Fund under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law which any tribunal may apply to such transaction. In addition, to the extent that the Declaration or the By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “1940 Act”), or any other law or regulation applicable to the Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Fund with the 1940 Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1.

The Fund has been formed and is existing under the Fund’s Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

2.

The Shares, when issued and sold in accordance with the Fund’s Declaration and By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid, and nonassessable under the laws of the Commonwealth of Massachusetts except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP